TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                               AND SUBSIDIARIES

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                                                                  EXHIBIT 11.2
                                                                  ------------

               COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)
               ----------------------------------------------------

                                              Six Months Ended               Three Months Ended
                                                   April 30,                      April 30,
                                            2 0 0 3         2 0 0 2        2 0 0 3         2 0 0 2

Basic and diluted earnings:
  Net (loss) income                      $ (891,637)     $(2,694,749)   $ (595,187)      $(2,198,240)

Shares:
  Weighted common shares outstanding      2,594,453        2,579,869     2,594,453         2,594,453
                                         ----------      -----------    ----------       -----------

Basic and diluted earnings
 per common share                        $     (.34)     $     (1.04)   $     (.23)      $      (.85)
                                         ===========     ============   ===========      ============

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